Exhibit 99




[HEALTHSOUTH LOGO OMITTED]]

Media Contact                                                      May 17, 2006
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Andy Brimmer, 205-410-2777


               HEALTHSOUTH REACHES NON-PROSECUTION AGREEMENT WITH
                             DEPARTMENT OF JUSTICE

                Agreement Removes Threat of Corporate Indictment
                           Related to Accounting Fraud


Birmingham, Ala. - HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced that it has reached a non-prosecution agreement with the Department of Justice negotiated through the Office of the United States Attorney for the Northern District of Alabama. The non-prosecution agreement removes the threat of an indictment of HealthSouth by the United States government for the accounting fraud committed against the company by members of its former management.

"We are extremely pleased and grateful to have reached this non-prosecution agreement with the Department of Justice," said Jon F. Hanson, HealthSouth Chairman of the Board. "With the removal of the threat of an indictment, HealthSouth takes a giant leap forward in recovering from the effects of the massive accounting fraud perpetrated against the company and its investors by members of the company's former management. We are delighted to put this chapter behind us, and I am particularly happy with the extensive efforts by our new management team to put in place the policies, procedures and controls necessary to ensure our systems and results are sound and reliable going forward."

"The new HealthSouth is a transformed company in terms of our corporate culture, governance and compliance, and we will remain vigilant to safeguard and protect our reputation for integrity, honesty and fair dealing - for the benefit of our shareholders, customers and employees," said Jay Grinney, HealthSouth President and Chief Executive Officer. "The fundamentals are in place at numerous levels of HealthSouth for renewed success. On behalf of the 37,000 dedicated HealthSouth employees, I can say that we are delighted as an organization to be getting back to what we do best - providing outstanding rehabilitation, diagnostic and ambulatory surgical care throughout the nation."

The agreement was negotiated by Alice Martin, the United States Attorney for the Northern District of Alabama, and Robert S. Bennett and Charles F. Walker, outside counsel for HealthSouth at Skadden, Arps, Slate, Meagher & Flom LLP. Bennett noted, "We are pleased we were able to resolve this matter and that the government recognized the extensive cooperation provided by Gregory L. Doody, HealthSouth General Counsel, and other members of the company's new management team."

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About HealthSouth
HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.
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